Exhibit 21.1

SUBSIDIARIES OF ATLAS RESOURCE PARTNERS, L.P.

Name	Jurisdiction
Atlas Energy Holdings Operating Company, LLC	Delaware
Atlas Noble, LLC	Delaware
Viking Resources, LLC	Pennsylvania
Atlas Energy Tennessee, LLC	Pennsylvania
Atlas Energy Indiana, LLC	Indiana
Atlas Energy Ohio, LLC	Ohio
Atlas Resources, LLC	Pennsylvania
Atlas Energy Securities, LLC	Delaware
Anthem Securities, Inc.	Pennsylvania
Resource Energy, LLC	Delaware
Resource Well Services, LLC	Delaware
REI-NY, LLC	Delaware
Atlas Energy Colorado, LLC	Colorado
ARP Barnett, LLC	Delaware
ARP Barnett Pipeline, LLC	Delaware
Atlas Barnett, LLC	Texas
Atlas Resource Finance Corporation	Delaware
ARP Oklahoma, LLC	Oklahoma
ARP Production Company, LLC	Delaware
ARP Mountaineer Production, LLC	Delaware
ARP Rangely Production, LLC	Delaware
ARP Eagle Ford, LLC	Texas